Exhibit 99.m

                         POLESTAR INVESTMENT GROUP, INC.
                                   (NOAH FUND)

                                DISTRIBUTION PLAN


     This plan (the "Plan") is the distribution plan of Polestar Investment Group, Inc. with respect to Noah Fund (the "Fund").

     WHEREAS, the Fund intends to act as the distributor of its shares as provided under the Investment Company Act of 1940 (the "Act") and the Rules and Regulations thereunder; and

     WHEREAS, Rule 12b-1 under the Act provides that a regulated investment company may bear expenses associated with the distribution of its shares, but only pursuant to a written plan which has been approved in compliance with the provisions of Rule 12b-1; and

     WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that the adoption of this Plan will benefit the Fund and its shareholders;

     NOW, THEREFORE, the Fund adopts this Plan in accordance with the provisions of Rule 12b-1 under the Act according to the following terms and conditions:

SECTION I. AUTHORIZATION OF PAYMENTS

     1.1 The Fund may finance those services described in paragraph 2.1 below, which are primarily intended to result in the sale of its shares (the "Services"). Payments made by the Fund under this Plan to finance the Services ("Distribution Payments") shall not in the aggregate exceed twenty five hundredths of one percent (.25%) of the Fund's average daily net asset per annum (the "Limitation").

     1.2 So long as the Distribution Payments do not in the aggregate exceed the Limitation, the Fund may reimburse the Fund Manager for monies paid by the Fund's Manager to provide any of the Services for the Fund's benefit, provided that any such amount reimbursed to the Fund's Manager will be characterized as a Distribution Payment for the purpose of calculating amounts permitted to be paid under the Limitation.

SECTION II. THE SERVICES

     2.1 The Services shall be defined as any activities which are primarily intended to result in the sale of the Fund's shares, including but not limited to:

     (a)  advertising

     (b) compensation of personnel primarily engaged in the sale and marketing of the Fund's shares;

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     (c) the  printing  and  mailing of  prospectuses  and reports to other than current shareholders; and

     (d)  the printing and mailing of sales literature.

SECTION III. APPROVAL OF PLAN

     3.1  This Plan shall take effect upon its approval by:

     (a) a vote of at least a majority (as defined in the Act) of the outstanding voting shares of the Fund; and

     (b) a vote of both a majority of (i) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Rule 12b-1 Directors") and (ii) all of the Directors then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and any such related agreements.

     3.2 This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in clause (b) of paragraph 3.1.

SECTION IV. REPORTS

     4.1 The persons authorized to direct the payment of monies by the Fund pursuant to this Plan or any related agreement shall be the President or any Vice President of the Fund. Such persons shall provide or arrange for the provision to the Fund's Directors and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION V. AMENDMENT AND TERMINATION

     5.1 This Plan may not be amended to increase the Limitation provided in paragraph 1.1 hereof unless such amendment is approved in the manner provided for initial approval in clause (a) of paragraph 3.1 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in clause (b) of paragraph 3.1 hereof.

     5.2 This Plan may be terminated at any time by a vote of a majority of the Rule 12b-1 Directors or by a vote of a majority of the outstanding voting shares of the Fund.

SECTION VI. DIRECTORS

     6.1 While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons as defined in the Act.

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SECTION VII. AGREEMENTS RELATING TO THE PLAN

     7.1 Any agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide that such agreement:

     (a) shall take effect upon its approval in the manner provided for approval of the Plan under clause (b) of paragraph 3.1 hereof:

     (b) may be terminated at any time, without the payment of a penalty, by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the Fund's outstanding voting shares, or not more than 60 days' written notice to any other party to the agreement; and

     (c) shall terminate automatically in the event of its assignment.

SECTION VIII. AVAILABILITY OF PLAN, AGREEMENTS AND REPORTS

     8.1 The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4.1 hereof, for a period of not less than six years from the date of this Plan or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Fund has executed this Plan on this 9th day of January 1998.

                              POLESTAR GROWTH FUND

                          By: /s/ William Van Alen, Jr.
                               WILLIAM L. VAN ALEN
                                    President

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